Exhibit 12.1


                                   NBTY, INC.
                Computation of Ratio of Earnings to Fixed Charges
                      (Dollars in Millions, Except Ratios)



                                         Pro forma
                                        Nine Months   Pro forma Year
                                           Ended           Ended       Nine Months Ended                Year Ended
                                         June 30,      September 30,       June 30,                    September 30,
                                        -----------    ------------    ------------------   ----------------------------------------
                                           1997           1996           1997     1996      1996        1995     1994   1993    1992
                                         --------       ------          -----    -----      ----        ----     ----   ----    ----

EARNINGS:
   Income before income taxes              $21.6         $13.4          $26.8    $13.6       $22.4       $8.4    $12.6  $15.6  $ 5.8
   Add:
      Interest expense                      12.8          16.8            1.3      1.0         1.4        1.1      0.9    1.2    1.3
      Interest   component   of  rent        6.6           7.6            0.7      0.4         0.7        0.4      0.4    0.4    0.3
                                          ------        ------         ------   ------      ------     ------    -----  -----  -----
   Earnings                                $41.0         $37.8          $28.8    $15.0       $24.5       $9.9    $13.9  $17.2  $ 7.4
                                          ======        ======         ======   ======      ======     ======    =====  =====  =====

FIXED CHARGES:
   Interest expense                        $12.8         $16.8          $ 1.3    $ 1.0       $ 1.4       $1.1    $ 0.9   $1.2  $ 1.3
   Interest component of rent expense        6.6           7.6            0.7      0.4         0.7        0.4      0.4    0.4    0.3
                                          ------        ------         ------   ------      ------     -------   -----  -----  -----
   Fixed Charges                           $19.4         $24.4          $ 2.0    $ 1.4       $ 2.1       $1.5    $ 1.3   $1.6  $ 1.6
                                          ======        ======         ======   ======      ======     ======    =====  =====  =====
Ratio of earnings to fixed charges           2.1           1.5           14.4     10.7        11.7        6.6     10.7   10.8    4.6
                                          ======        ======         ======   ======      ======     ======    =====  =====  =====